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EXHIBIT 11.1
                                                       UNIROYAL TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                                            Computation of Per Share Earnings

                                      September 26,      September 27,      September 28,     September 29,      October 1,
                                          1999               1998               1997              1996              1995
                                     --------------      -------------     --------------     ------------       ----------
NET INCOME (LOSS)
   (in thousands):
   Income (loss) before
     extraordinary item                $     5,520        $     8,027        $       379      $   (14,401)      $      (291)
   Less: Preferred stock
     dividends                                   -                  -               (220)            (420)             (420)
                                       -----------        -----------        -----------      -----------       -----------
   Income (loss) before extra-
     ordinary item available to
     common stockholders                     5,520              8,027                159          (14,821)               (711)
   Extraordinary (loss) gain                     -             (5,637)                    -                  -          363
                                       -----------        -----------        --------------   ----------------  -----------
   Net income (loss) for basic
     and diluted earnings per
     share                             $     5,520        $     2,390        $       159      $   (14,821)      $      (348)
                                       ===========        ===========        ===========      ===========       ===========
SHARES:
   Weighted average number
     of  shares outstanding for
     basic earnings per share           12,157,996         13,231,542         13,316,965       13,167,466        13,014,910
   Additional shares issuable
     under stock options and
     warrants for diluted
     earnings per share                  1,128,338          1,399,526            106,589                -                 -
                                       -----------        -----------         ----------       ----------        ----------

   Weighted average number
     of shares outstanding for
     diluted earnings per
     share                              13,286,334         14,631,068         13,423,554       13,167,466        13,014,910
                                       ===========         ==========         ==========       ==========        ==========
BASIC EARNINGS(LOSS)PER SHARE:
   Income (loss) before
     extraordinary item                $      0.45        $      0.61        $     0.01      $       (1.13)     $     (0.06)
   Extraordinary (loss) gain                     -              (0.43)                -                  -             0.03
                                       -----------        -----------        ----------      --------------     -----------
   Net income (loss)                   $      0.45        $      0.18        $     0.01      $       (1.13)     $     (0.03)
                                       ===========        ===========        ==========      ==============     ===========
DILUTED EARNINGS(LOSS) PER SHARE:
   Income (loss) before
     extraordinary item                $      0.42        $      0.55        $      0.01      $       (1.13)    $     (0.06)
   Extraordinary (loss) gain                     -              (0.39)                 -                  -            0.03
                                       -----------        -----------        -----------      -------------     -----------
   Net income (loss)                   $      0.42        $      0.16        $      0.01      $       (1.13)    $     (0.03)
                                       ===========        ===========        ===========      =============     ===========

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